UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Triquint Semiconductor, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIQUINT SEMICONDUCTOR, INC.
2300 N.E. Brookwood Parkway
Hillsboro, Oregon 97124

April 5, 2004

Dear Stockholders:

Our 2004 Annual Meeting of Stockholders will be held on Friday, May 14, 2004, at 8:00 a.m., Pacific time, at our headquarters facility located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. You are invited to attend this meeting to give us an opportunity to meet you personally and to allow us to introduce to you the key management and members of the board of directors of our company.

The formal notice of meeting, the proxy statement, the proxy card and a copy of the Annual Report on Form 10-K for the year ended December 31, 2003 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card promptly. A prepaid reply envelope is provided for this purpose. You may also vote electronically via the Internet or by telephone. Please see “Questions and Answers about the Proxy and the Annual Meeting” and the attached proxy card for further details. Your shares will be voted at the meeting in accordance with your proxy regardless of the voting method used.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the annual meeting.

Very truly yours,

TRIQUINT SEMICONDUCTOR, INC.

RALPH G. QUINSEY
President and Chief Executive Officer

TRIQUINT SEMICONDUCTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Friday, May 14, 2004
8:00 a.m. (Pacific Time)

TO OUR STOCKHOLDERS:

The 2004 Annual Meeting of Stockholders of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint”, “we”, “us” or “our company”), will be held on Friday, May 14, 2004, at 8:00 a.m., Pacific time, at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, for the following purposes:

1.	To elect nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve an amendment to our 1996 stock incentive program to increase the aggregate number of shares of common stock that may be issued under such program by 5,000,000 shares to a total of 36,050,000 shares;

3.	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent auditors for the fiscal year ending December 31, 2004; and

4.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on Wednesday, March 24, 2004 are entitled to attend and vote at the annual meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. A stockholder may examine the list for any legally valid purpose relating to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. You may also vote electronically via the Internet or by telephone. For specific instructions, please refer to the information provided with your proxy card.

For the Board of Directors of
TRIQUINT SEMICONDUCTOR, INC.

Raymond A. Link
Vice President, Finance and Administration, Chief Financial Officer and Secretary

Hillsboro, Oregon
April 5, 2004

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY
AS POSSIBLE AND RETURN IT IN THE ACCOMPANYING REPLY ENVELOPE
OR VOTE VIA THE TELEPHONE OR INTERNET AS SOON AS POSSIBLE.

2004 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	2
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
–Why am I receiving these materials?	3
–What information is contained in these materials?	3
–What proposals will be voted on at the annual meeting?	3
–How does the board recommend that I vote?	3
–What shares owned by me can be voted?	3
–What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
–How can I vote my shares in person at the annual meeting?	4
–How can I vote my shares without attending the annual meeting?	4
–Can I change my vote?	4
–How are votes counted?	4
–What is the voting requirement to approve each of the proposals?	5
–Who are the proxies and what do they do?	5
–May I cumulate my votes?	5
–What does it mean if I receive more than one proxy or voting instruction card?	6
–Where can I find the voting results of the annual meeting?	6
–What happens if additional proposals are presented at the annual meeting?	6
–What is the quorum requirement for the annual meeting?	6
–Who will count the vote?	6
–Is my vote confidential?	6
–Who will bear the cost of soliciting votes for the annual meeting?	7
–What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	7
–How do I communicate with the board?	8
CORPORATE GOVERNANCE AND OTHER MATTERS	9
PROPOSALS TO BE VOTED ON
–PROPOSAL NO. 1—Election of Directors	12
–PROPOSAL NO. 2—Amendment to 1996 Stock Incentive Program	16
–PROPOSAL NO. 3—Ratification of the audit committee’s appointment of KPMG LLP as TriQuint’s independent auditors	20
REPORT OF THE AUDIT COMMITTEE	21
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
–Beneficial Ownership Table	22
–Section 16(a) Beneficial Ownership Reporting Compliance	23
EXECUTIVE COMPENSATION AND OTHER MATTERS	24
–Summary Compensation Table	24
–Option Grants in Last Fiscal Year	25
–Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	26
–Employment Contracts and Termination of Employment and Change of Control Arrangements	28
–Certain Relationships and Related Transactions	29
–Compensation Committee Interlocks and Insider Participation	29
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	29
STOCK PRICE PERFORMANCE GRAPH	32
OTHER MATTERS	33

TRIQUINT SEMICONDUCTOR, INC.

PROXY STATEMENT FOR THE
2004 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us,” or “our company”), for use at our 2004 Annual Meeting of Stockholders, or at any adjournment. The annual meeting will be held on Friday, May 14, 2004, at 8:00 a.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Our telephone number at that location is (503) 615-9000.

This proxy statement and the enclosed proxy card were mailed on or about April 5, 2004, together with our 2003 Annual Report on Form 10-K for the year ended December 31, 2003, to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 24, 2004, are entitled to attend and vote at the annual meeting. On the record date, 136,070,456 shares of our common stock were outstanding and held of record by 537 stockholders. On the record date, $268,755,000 of our 4% convertible subordinated notes due 2007 were outstanding and were convertible at the option of the holders thereof to an aggregate of 3,963,938 shares of our common stock. The closing price of our common stock on the Nasdaq National Market on the record date was $6.72 per share. The closing price of our 4% convertible subordinated notes due 2007 on the PORTAL market on the record date was $984 per $1,000 principal amount of note.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why am I receiving these materials?

A:	TriQuint’s board of directors (the “board”) is providing these proxy materials for you in connection with TriQuint’s annual meeting of stockholders, which will take place on May 14, 2004. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. TriQuint’s 2003 Annual Report and audited financials statements, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of directors;

•	the amendment to the 1996 Stock Incentive Program; and

•	the ratification of the audit committee’s appointment of KPMG LLP as TriQuint’s independent auditors for the fiscal year ending December 31, 2004.

We will also consider other business that properly comes before the annual meeting.

Q:	How does the board recommend that I vote?

A:	TriQuint’s board recommends that you vote your shares “FOR” each of the nominees to the board, “FOR” the amendment to the 1996 Stock Incentive Program, and “FOR” the ratification of the audit committee’s appointment of independent auditors.

Q:	What shares owned by me can be voted?

A:	All shares of TriQuint common stock owned by you as of the close of business on March 24, 2004 (the “Record Date”) may be voted by you. On all matters other than the election of directors, you may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or shares acquired through the Sawtek ESOP and 401(k) Plan. Holders of the 4% subordinated convertible notes due 2007 are not entitled to vote on any matter until such time as they are converted to our common stock.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of TriQuint hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with TriQuint’s transfer agent, Mellon Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by TriQuint. As the stockholder of record, you have the right to grant your voting proxy directly to TriQuint or to vote in person at the annual meeting. TriQuint has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, TriQuint recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of our company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the amendment to the 1996 Stock Incentive Program and for ratification of KPMG LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” your vote has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the nine persons receiving the highest number of “FOR” votes will be elected. The proposals to amend the 1996 Stock Incentive Program and the ratification of independent auditors require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposals to amend the 1996 Stock Incentive Program and the ratification of KPMG LLP, your abstention will have the same effect as a vote against the proposals.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposal No. 1 and Proposal No. 3, which are both routine matters. However, for shares held through a broker or other nominee who is a NYSE member organization, your shares will only be voted in favor of Proposal No. 2 if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Q:	Who are the proxies and what do they do?

A:	The two persons named as proxies on the enclosed proxy card, Ralph G. Quinsey, our president and chief executive officer, and Raymond A. Link, our vice president, finance and administration, chief financial officer and secretary, were designated by the board of directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals No. 1, 2 and 3.

Q:	May I cumulate my vote?

A:	Every stockholder voting for the election of directors (Proposal No. 1) may cumulate such stockholder’s votes and (i) give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such stockholder is entitled to vote or (ii) distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than nine candidates. However, no stockholder is entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, and prior to the voting, of the intention to cumulate the stockholder’s votes.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each TriQuint proxy card and voting instruction card that you receive.

Q:	Where can I find the voting results of the annual meeting?

A:	TriQuint will announce preliminary voting results at the annual meeting and publish final results in TriQuint’s quarterly report on Form 10-Q for the second quarter of fiscal 2004.

Q.	What happens if additional proposals are presented at the annual meeting?

A:	Other than the three proposals described in this proxy statement, TriQuint does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ralph G. Quinsey, TriQuint’s president and chief executive officer, and Raymond A. Link, TriQuint’s vice president of finance and administration, chief financial officer and secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of TriQuint’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board.

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	Stephanie J. Welty, our vice president, finance, is expected to be appointed to act as the inspector of election and will tabulate the votes. In the event she is unable to do so, Susan Liles, our treasury manager, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriQuint or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to TriQuint’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	TriQuint will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by TriQuint’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. TriQuint may retain the services of a third party firm to aid in the solicitation of proxies. TriQuint estimates that this cost will not exceed $15,000. In addition, TriQuint may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 6, 2004, and should contain such information as is required under TriQuint’s bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals will also need to comply with the regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive offices.

If you intend to present a proposal at our 2005 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of such proposal in accordance with our bylaws. Pursuant to our bylaws, in order for a stockholder proposal to be deemed properly presented under such circumstances, a stockholder must deliver notice of such proposal to our corporate secretary at our principal executive offices no later than the close of business on December 6, 2004. However, if the date of the 2005 annual meeting is more than 30 days before May 14, 2005, the first anniversary of this year’s annual meeting, stockholders must give us notice of any stockholder proposals within a reasonable time before the mailing date of the proxy statement. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The SEC rules establish a different deadline with respect to discretionary voting (the “Discretionary Vote Deadline”) for stockholder proposals that are not intended to be included in a company’s proxy statement. The Discretionary Vote Deadline for our 2005 annual meeting is February 19, 2005, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2005 annual meeting. Because the stockholder proposal deadline provided for in our bylaws cannot be determined until we publicly announce the date for our 2005 annual meeting, it is possible that the bylaw deadline may occur after the Discretionary Vote Deadline. In such a case, a stockholder proposal received after the Discretionary Vote Deadline but before the bylaw deadline would be eligible to be presented at the next year’s annual meeting, but we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Nomination of Director Candidates:    You may propose director candidates for consideration by the board’s nominating and governance committee. See “Consideration of Director Nominees” below.

Copy of Bylaw Provisions:    You may contact TriQuint’s corporate secretary at our principle executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How do I communicate with the board?

A:	The board has adopted a process for stockholder communications with the board of directors and has selected Raymond A. Link, chief financial officer, to act as the company’s contact person for stockholder communication directed to the board. Mr. Link will relay all relevant questions and messages from the stockholders of the company to the specific director identified by the stockholder or, if no specific director is requested, to a director selected by him. Mr. Link can be reached at:

Chief Financial Officer TriQuint Semiconductor, Inc. 2300 NE Brookwood Parkway Hillsboro, OR 97124

CORPORATE GOVERNANCE AND OTHER MATTERS

Consideration of Director Nominees

The nominating and governance committee of the board of directors considers both recommendations and nominations for candidates to the board of directors proposed by stockholders. Any stockholder who wants to recommend or nominate a candidate for the nominating and governance committee’s consideration may do so by following the approved policies and procedures for director candidates. Stockholders must hold no less than 5% of the company’s securities continuously for at least twenty four (24) months prior to the date of the submission of the recommendation or nomination.

Stockholder recommendations for candidates to the board of directors must be directed in writing to TriQuint Semiconductor, Inc., Attn: Corporate Secretary, 2300 NE Brookwood Parkway, Hillsboro, Oregon, 97124, and must include:

•	the candidate’s name, age, business address and residence address;

•	the candidate’s principal occupation or employment;

•	the number of shares of the company which are beneficially owned by such candidate;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the company within the last three years; and

•	any other information relating to such candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

A stockholder’s recommendation to the secretary must also set forth:

•	the name and address, as they appear on the company’s books, of the stockholder making such recommendation;

•	the class and number of shares of the company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder;

•	any material interest of the stockholder in such nomination;

•	a description of all arrangements or understandings between the stockholder making such nomination and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is made by the stockholder;

•	a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in his/her capacity as a proponent to a stockholder proposal.

Stockholder nominations to the board of directors must meet the requirements set forth in Sections 2.2 and 2.5 of our bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than one hundred twenty (120) calendar days in advance of the date that proxy statements were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting had been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received a reasonable amount of time before the solicitation is made in order to be considered timely.

Identifying and Evaluating Nominees for Director

The nominating and governance committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that the board of directors select, as director nominees:

•	The committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance and qualifications of individual members of the board of directors eligible for re-election at the annual meeting of stockholders.

•	The committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current sense of the committee that there are no specific, minimum qualifications that must be met by each candidate for the board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. In evaluating the suitability of the candidates, the committee considers relevant factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the board of directors as a whole.

•	After such review and consideration, the committee selects, or recommends that the board of directors select, the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee.

•	The committee endeavors to notify, or causes to be notified, all director candidates of its decision as to whether to nominate such individual for election to the board of directors.

The board of directors has final authority on determining the selection of director candidates for nomination to the board. These policies and procedures may be modified at any time as may be determined by the committee.

Statement on Corporate Governance

Although TriQuint has been committed to having sound corporate governance principles since its inception, TriQuint adopted formal corporate governance standards in September 2002. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NASD’s new listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards. We have amended the charters of our compensation committee, audit committee and nominating and governance committee to implement the new rules and standards. You can access our committee charters, and our code of business conduct and ethics on our website at www.triquint.com under the “Investors” section, and by clicking on “Sarbanes-Oxley Documents,” or by writing to us at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124 Attention: CFO. Mr. Francisco Alverez has been designated as the Lead Independent Director, and as such he chairs the regularly scheduled executive sessions among TriQuint’s non-management directors without management present.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics is posted on our Internet web site. The Internet address for our web site is http://www.triquint.com, and the code of ethics may be found as follows:

1.	From our main web page, first click on “Investors.”

2.	Next, click on “Sarbanes-Oxley Documents.”

3.	Next, click on “Policies.”

4.	Next, click on “Code of Business Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our web site, at the address and location specified above.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of the board to require board members to attend the annual meeting of stockholders. Exceptions may be made due to illness, travel or other commitments. All members of the board of directors attended our annual meeting of stockholders in person on May 21, 2003.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

A board of nine directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, all of whom are presently directors of our company. In the event that any nominee of our company is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified. The following table lists the persons recommended by the nominating and governance committee and nominated by the board of directors to be elected as directors and their ages as of April 2, 2004:

Name of Nominee	Age	Position with TriQuint	Since	Board Committees
Francisco Alvarez	58	Director	2000	N*
Dr. Paul A. Gary	63	Director	1996	A, C, N
Charles Scott Gibson	51	Director	1992	C*, N
Nicolas Kauser	64	Director	1999	C, N
Ralph G. Quinsey	48	President and Chief Executive Officer, Director	2002	—
Dr. Walden C. Rhines	57	Director	1995	C, N
Steven J. Sharp	62	Chairman of the Board, Director	1992	—
Edward F. Tuck	72	Director	1994	A, N
Willis C. Young	63	Director	2001	A*, N

Board Committees: A-Audit, C-Compensation, N-Nominating and Governance
*  Designates chair of that committee

There is no family relationship between any director and/or executive officer of our company.

Mr. Alvarez has been a director of our company since October 2000. Mr. Alvarez was employed with Intel Corporation from 1979 until his retirement in June 2000. During that time, he was responsible for a number of wafer fabrication and assembly/test operations in the United States, Israel, Ireland and Costa Rica. His last position was as vice president and general manager of systems manufacturing. From 1969 until 1979, Mr. Alvarez served in various wafer fabrication management capacities for National Semiconductor Corporation. Mr. Alvarez also serves as a director of Therma-Wave, Inc. Mr. Alvarez holds a B.A. degree in physics from Carthage College and a B.S. degree in electrical engineering from the University of Illinois.

Dr. Gary has been a director of our company since May 1996. Dr. Gary has been retired since 1996. From 1967 until 1996, he served in various capacities for Bell Laboratories, Western Electric Corporation and the Microelectronics division of AT&T Corp. (now Lucent Technologies, Inc.), with his last position being vice president of the Netcom IC business unit. He also serves as chairman of the board of directors of Data I/O Corporation. Dr. Gary holds a B.S. degree in electrical engineering from Lafayette College, an M.S. degree in electrical engineering from Stanford University and a Ph.D. in electrical engineering from Stanford University.

Mr. Gibson has been a director of our company since September 1992. Since March 1992, Mr. Gibson has been a director and consultant to high technology companies. He co-founded Sequent Computer Systems Inc., a computer systems company, in 1983 (which was acquired by International Business Machines Corporation), and served as its president from January 1988 to February 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as general manager, Memory Components Operations. He also serves as chairman of the board of directors of RadiSys Corporation, and is a director of Livebridge, Inc., Pixelworks, Inc., Electroglas, Inc. and Northwest Natural Company. Mr. Gibson also serves on the Oregon Health and Sciences University Governing and Foundation Board of Trustees and the Oregon Community Foundation. He received a B.S. degree in electrical engineering and an M.B.A. from the University of Illinois.

Mr. Kauser has been a director of our company since December 1999. From 1990 through his retirement in 1998, Mr. Kauser served as executive vice president and chief technology officer of AT&T Wireless Services,

Seattle, Washington (formerly McCaw Cellular Communications, Inc.). From 1984 through 1990, Mr. Kauser was employed by Rogers Cantel, Inc., a Canadian wireless service provider, as vice president of engineering and later, senior vice president of network operations. He was a member of Cantel’s board of directors from 1990 to 1998. Mr. Kauser received a B.S. degree in electrical engineering from McGill University, Montreal, Canada.

Mr. Quinsey joined our company in July 2002 as president and chief executive officer and a director. Mr. Quinsey was vice president and general manager of the analog division of ON Semiconductor Corporation, a manufacturer of semiconductors for various applications, from September 1999 to January 2002. From 1979 to September 1999, Mr. Quinsey was employed by Motorola, Inc., a manufacturer of semiconductors and communications equipment, in various positions including most recently as vice president and general manager for the RF/IF circuits division. Mr. Quinsey has a B.S. degree in electrical engineering from Marquette University.

Dr. Rhines has been a director of our company since May 1995. Dr. Rhines has been the president, chief executive officer and a director of Mentor Graphics Corporation, an electronic design automation company, since 1993 and is currently its chief executive officer and chairman of the board of directors. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments Incorporated, with his most recent position having responsibility for directing its worldwide semiconductor business as the executive vice president of Texas Instruments’ Semiconductor Group. Dr. Rhines also serves as a director of Cirrus Logic, Inc. Dr. Rhines holds a B.S. degree in metallurgical engineering from the University of Michigan, an M.S. degree and Ph.D. in materials science and engineering from Stanford University and an M.B.A. from Southern Methodist University.

Mr. Sharp joined our company in September 1991 as director, president and chief executive officer. In May 1992, he became chairman of our board. Previously, Mr. Sharp was the founder and served as chief executive officer of Power Integrations, Inc., a semiconductor manufacturing company. Prior to that time, Mr. Sharp was employed for 14 years by Signetics Corporation (since acquired by Philips Electronics N.V.) and for nine years by Texas Instruments Incorporated. Mr. Sharp also serves as a director of Power Integrations, Inc. He received a B.S. degree in mechanical engineering from Southern Methodist University, an M.S. degree in engineering science from California Institute of Technology and an M.B.A. from Stanford University.

Mr. Tuck has been a director of our company since November 1994. He is the principal of Falcon Fund, a wholly-owned venture capital entity. From 1990 to 2004, he was a general partner of Kinship Venture Management LLP, which is the general partner of Kinship Partners II, a venture capital fund. From 1986 to 1995, Mr. Tuck was a general partner of Boundary, the general partner of The Boundary Fund, a venture capital fund. He spent most of his career in the telecommunications industry, serving in various positions with GTE Corporation and as vice president and technical director of ITT North America Telecommunications, among others. He currently serves as chairman of High Tower Software, a closely-held software company and H2Onsite, a start up company in the energy space. Mr. Tuck holds a B.S. degree in electrical engineering from the University of Missouri at Rolla.

Mr. Young has been a director of our company since July 2001. Prior to joining our board, he was a director of Sawtek Inc. from 1996 until 2001 when Sawtek merged with TriQuint. Mr. Young was a senior partner in the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, from January 1996 to June 2000. Mr. Young retired in July 2000. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment. From 1965 to 1995, Mr. Young held various positions with BDO Seidman, LLP, and from 1988 to 1995 he was vice chairman and a member of BDO Seidman’s Executive Committee. Mr. Young has a B.S. degree in accounting from Ferris State University. He is a certified public accountant. Under Item 401(h) of Regulation S-K, Mr. Young is the designated audit committee financial expert. Mr. Young is considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Director Independence

TriQuint has adopted standards for director independence which is compliant with the rules of the Nasdaq Stock Market and the New York Stock Exchange.

The board determined that each member of the board and the board committees, except for Messrs. Quinsey and Sharp, meets the aforementioned independence standards. Mr. Quinsey does not meet the aforementioned independence standards, because he is the current president, chief executive officer and an employee of TriQuint and Mr. Sharp is an employee of TriQuint.

Furthermore, the board has determined that each member of each of the board’s committees meets the aforementioned independence standards.

Meetings and Committees of the Board of Directors

Our board of directors held five meetings during 2003. No director attended fewer than 75% of the meetings of the board of directors and committees thereof in 2003 during the period that he was a member of the board of directors. The board of directors has an audit committee, a compensation committee and a nominating and governance committee.

In 2003, the audit committee consisted of directors Young (who serves as chairman), Gary and Tuck. The audit committee is responsible for appointing and overseeing actions taken by our independent auditors, reviewing our external financial reports and filings with the SEC and reviewing our internal financial controls. The audit committee held eight meetings in 2003. No director attended fewer than 75% of the audit committee meetings in 2003 during the period that he was a member of the audit committee. The board has determined that Mr. Young is the “audit committee financial expert” pursuant to the rules and regulations of the SEC.

In 2003, the compensation committee consisted of directors Gibson (who serves as chairman), Gary, Kauser and Rhines. The compensation committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers as well as overseeing the administration of various incentive compensation and benefit plans, including our 1996 Stock Incentive Program. The compensation committee had six meetings in 2003. No director attended fewer than 75% of the compensation committee meetings in 2003 during the period that he was a member of the compensation committee.

In 2003, the nominating and governance committee consisted of directors Alvarez (who serves as chairman), Gary, Gibson, Kauser, Miller, Rhines, Tuck and Young. Mr. Miller resigned as a member of the board and the nominating and governance committee in December 2003. The nominating and governance committee had four meetings in 2003. No director attended fewer than 75% of the nominating and governance committee meetings in 2003 during the period that he was a member of the committee.

The purpose of the nominating and governance committee is to ensure that the board of directors is properly constituted to meet its fiduciary obligations to stockholders and our company and that we have and follow appropriate governance standards. To carry out this purpose, the nominating and governance committee shall: (1) assist the board of directors by identifying prospective director nominees and to recommend to the board of directors the director nominees for the next annual meeting of stockholders; (2) develop and recommend to the board of directors the governance principles applicable to us; (3) oversee the evaluation of the board of directors and management; and (4) to recommend director nominees for each committee.

Director Compensation

Directors who are employees of our company receive no additional or special remuneration for serving as directors. Each non-employee director currently receives, in addition to reimbursement for out-of-pocket expenses:

•	an annual retainer of $15,000, payable in four equal quarterly installments;

•	an annual fee of $3,000 for members of the audit committee or the compensation committee; and

•	an annual fee of $2,000 for the chairman of each of the audit committee, the compensation committee, and the nominating and governance committee.

The 1996 Stock Incentive Program provides for an automatic, one-time grant of an option to purchase 33,000 shares of common stock to each non-employee director, effective on the date of each such director’s initial appointment or election. The exercise price per share of the option is equal to the fair market value of our common stock as of the date of grant, and the option vests at a rate of 28% on the first anniversary of the grant date and 2% per month thereafter so long as the optionee remains a director of our company.

The 1996 Stock Incentive Program also provides for an automatic, nondiscretionary annual grant, effective at each annual meeting of stockholders, of an option to purchase 17,500 shares of common stock to each non-employee director who does not represent stockholders owning more than 1% of our outstanding common stock. All such options have an exercise price equal to the fair market value of our common stock as of the date of grant and vest at a rate of 25% six months after grant date and 12.5% per calendar quarter thereafter following the date of grant so long as the optionee remains a director of our company.

For the second half of 2003, the board of directors elected to take a voluntary 10% reduction in the cash fees paid to board members. The fees were reinstated to the previous levels on January 1, 2004.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

AMENDMENT TO THE 1996 STOCK INCENTIVE PROGRAM TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR STOCK OPTIONS

The board of directors has approved an amendment to our 1996 Stock Incentive Program to increase the aggregate number of shares of our common stock that may be issued under the 1996 Stock Incentive Program by 5,000,000 shares to a total of 36,050,000 shares. At the annual meeting, our stockholders are being asked to approve the amendment which is described below. As of the record date, options to purchase 18,616,726 shares of our common stock were outstanding under the 1996 Stock Incentive Program, 10,543,572 of which were vested.

The board of directors adopted the amendment to the 1996 Stock Incentive Program in order to provide additional long-term incentives to all of our employees as well as to maintain competitive compensation packages for our key employees. This proposal increases the number of shares authorized for issuance under the 1996 Stock Incentive Program to provide sufficient shares for anticipated grants to be issued to both new and existing employees through May 2005. We intend to utilize the options available for grant to attract and retain both executive and other key employees.

The board of directors strongly believes that stock options are a key part of the overall compensation package for our employees. The 1996 Stock Incentive Program helps us attract and retain our employees. All full-time employees in the U.S. receive a stock option grant at date of hire and all are eligible for an annual grant based on individual merit. Most of our non-U.S. management level employees also receive stock option grants. Our compensation package is a variable compensation program with stock options designed to align the interest of our employees with those of our stockholders. The company may consider using “performance-based options” in the future to provide additional flexibility and performance measures for our stock option program. Furthermore, our compensation program includes:

•	base salaries set normally below the mid point based on salary surveys;

•	a profit sharing plan, which did not make any payments to employees in 2002 or 2003 and made a minor payment to employees in the first quarter of 2004, based on the positive operating income in the fourth quarter of 2003; and

•	a key employee incentive plan for management that did not make any payments in 2002 or 2003.

We did not re-price any stock options in 2002 or 2003, nor did we grant any stock options at less than fair market value from the 1996 Stock Incentive Program. In 2002, the board amended all of our option plans to prohibit re-pricing of options and grants of stock options at less than fair market values. In 2002 and early 2003, we completed the acquisition of three business units: the gallium arsenide operations of Infineon AG; a portion of the silicon germanium business from IBM; and a portion of the optoelectronics business from Agere Systems, Inc. In total we acquired approximately 400 employees and granted stock options totaling 4,723,630 shares of which 3,189,671 were granted from the 1996 Stock Incentive Program and 1,533,959 from the 1998 nonstatutory stock option plan. The impact of this was to reduce our pool of available stock options.

The following summary of the 1996 Stock Incentive Program is qualified in its entirety by the specific language of the 1996 Stock Incentive Program, a copy of which is available upon written request to the secretary of our company.

Background

The 1996 Stock Incentive Program, approved by our board of directors in February 1996 and our stockholders in May 1996, provides for the grant of incentive stock options and nonstatutory stock options to officers and other employees of our company or any parent or subsidiary of our company. Additionally, the 1996 Stock Incentive Program provides for the grant of nonstatutory stock options to directors and consultants. As of the record date, the persons eligible to participate in the 1996 Stock Incentive Program included 11 officers, seven non-employee directors and approximately 1,500 other employees of our company and its subsidiaries. During the year ended December 31, 2003, options to purchase 5,729,574 shares of common stock were granted under the 1996 Stock Incentive Program at an average exercise price of approximately $4.02 per share. At the time of its adoption,

2,400,000 shares were authorized and reserved for issuance under the 1996 Stock Incentive Program. In May 1997, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 2,400,000 shares. In May 1998, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 2,700,000 shares. In May 1999, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 2,850,000 shares. In May 2000, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 3,800,000 shares. In May 2001, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 3,900,000 shares. In both May 2002 and May 2003, the stockholders approved an amendment to the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 6,500,000 shares. As of the record date, options to purchase an aggregate of 18,616,726 shares of our common stock were outstanding, with an average exercise price of $12.13 per share, and 13,177,141 shares (including the 5,000,000 shares subject to stockholder approval at this annual meeting) were available for future grant. In addition, as of the record date 4,256,133 shares have been purchased pursuant to exercise of stock options under the 1996 Stock Incentive Program. At the annual meeting, you are being asked to approve an amendment of the 1996 Stock Incentive Program to increase the number of shares of common stock reserved for issuance thereunder by 5,000,000 shares.

Administration

The board of directors has vested the compensation committee with full authority to administer the 1996 Stock Incentive Program in accordance with its terms and to determine all questions arising in connection with its interpretation and application. The compensation committee is currently comprised of directors Gibson, Gary, Kauser and Rhines, none of whom are employees of our company. In any calendar year, no person may be granted options under the 1996 Stock Incentive Program exercisable for more than 750,000 shares, except the president who may not receive options under the 1996 Stock Incentive Program exercisable for more than 1,500,000 shares.

Minimum Option Price

The exercise price of incentive stock options granted under the 1996 Stock Incentive Program must equal or exceed the fair market value of the common stock on the date of grant (110% of the fair market value in the case of employees who hold 10% or more of the voting power of our common stock or of our subsidiary companies), and the exercise price of nonstatutory stock options must equal or exceed 100% of the fair market value of common stock on the date of grant. As defined in the 1996 Stock Incentive Program, “fair market value” means the last reported sales price of the common stock on the Nasdaq National Market System on the date of grant.

Duration of Options

Subject to earlier termination of the option as a result of termination of employment, death or disability, each option granted under the 1996 Stock Incentive Program expires on the date specified by the compensation committee, but in no event more than (i) ten years from the date of grant in the case of nonstatutory stock options, (ii) ten years from the date of grant in the case of incentive stock options generally and (iii) five years from the date of grant in the case of incentive stock options granted to employees who hold 10% or more of the voting power of our common stock or any of our subsidiary companies.

Means of Exercising Options

The board of directors or its compensation committee, as the case may be, may determine the consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, and may consist entirely of: (i) cash: (ii) check; (iii) other shares of our common stock which (a) either have been owned by the optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from our company and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised; (iv) delivery of a properly executed exercise notice together with such other documentation as the administrator and the broker, if applicable, shall require to effect an exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price; or (v) any combination of such methods of payment.

Term and Amendment of the 1996 Program

The 1996 Stock Incentive Program became effective when adopted by the board of directors. The 1996 Stock Incentive Program will continue in effect until February 1, 2006 unless earlier terminated in accordance with its terms. The board of directors may terminate or amend the 1996 Stock Incentive Program at any time, provided, however, that we must obtain stockholder approval of any amendment to the extent necessary and desirable to comply with the SEC Rule 16b-3 or with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor rule, regulation or statute. In addition, we must obtain stockholder approval in order to reduce the exercise price of any outstanding option under the 1996 Stock Incentive Program prior to making any such change. Stockholder approval, if required, must be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

Assignability

Unless otherwise indicated, no option granted under the 1996 Stock Incentive Program is assignable or transferable by the optionee except by will or by the laws of descent and distribution.

Federal Tax Effects of Incentive Stock Options

We intend that incentive stock options granted under the 1996 Stock Incentive Program will qualify as incentive stock options under Section 422 of the Code. An optionee acquiring stock pursuant to an incentive stock option receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the incentive stock option or upon its exercise (unless the alternative minimum tax applies, discussed below). The tax treatment of the disposition of incentive stock option stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the incentive stock option is granted or one year from the date the incentive stock option is exercised. If the optionee disposes of incentive stock option stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the incentive stock option stock, i.e. the option’s exercise price. If the optionee disposes of incentive stock option stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize all or part of the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the amount of ordinary income recognized will equal the difference between the option’s exercise price and the stock’s fair market value at the time the option is exercised (the “bargain purchase element”) or, if lower, the difference between the amount realized upon disposition and the option exercise price. While the exercise of an incentive stock option does not result in taxable income, there are implications with regard to the alternative minimum tax. When calculating income for alternative minimum tax purposes, the favorable tax treatment granted incentive stock options is disregarded and the bargain purchase element of the incentive stock option will be considered as part of alternative minimum tax income. Just as the optionee does not recognize any taxable income on the grant or exercise of an incentive stock option, we are not entitled to a deduction on the grant or exercise of an incentive stock option. Upon a disqualifying disposition of incentive stock option stock, we may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

Federal Tax Effects of Nonstatutory Stock Options

If an option does not meet the statutory requirements of Section 422 of the Code and therefore does not qualify as an incentive stock option, the difference, if any, between the option’s exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised. We may deduct the amount of income recognized by an employee. Although an optionee will generally realize ordinary income at the time the nonstatutory stock option is exercised, if the stock issued upon exercise of the option is considered subject to a “substantial risk of forfeiture” and if the employee has not filed a “Section 83 Election,” then the optionee is not taxed when the option is exercised, but rather when the forfeiture restriction lapses. At that time, the optionee will realize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the stock on the date the forfeiture restriction lapses and we will receive a corresponding tax deduction.

The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

Participation in the 1996 Program

All option grants to executive officers under the 1996 Stock Incentive Program are subject to the discretion of the compensation committee of the board of directors. As of the date of this proxy statement, the administrator has not made any determination with respect to future option grants. Effective on the date of the annual meeting, the following seven directors, if elected, would receive options to purchase 17,500 shares and our chairman, Mr. Steven J. Sharp, if elected, would receive an option to purchase 35,000 shares:

Francisco Alvarez Paul A. Gary Charles Scott Gibson Nicolas Kauser Walden C. Rhines Edward F. Tuck Willis C. Young

The table below depicts the issuance of grants under the 1996 Stock Incentive Program during 2003 to (i) each of our directors, (ii) the chief executive officer, the chairman and the next five most highly compensated executive officers in 2003 (the “Named Executive Officers”), (iii) current executive officers as a group, (iv) non-employee directors as a group and (v) all other employees (including all current officers who are not executive officers) as a group.

Name	Grants 2003
Francisco Alvarez	17,500	shares
Dr. Paul A. Gary	17,500	shares
Charles Scott Gibson	17,500	shares
Nicolas Kauser	17,500	shares
Ralph G. Quinsey	300,000	shares
Dr. Walden C. Rhines	17,500	shares
Steven J. Sharp	52,500	shares
Edward F. Tuck	17,500	shares
Willis C. Young	17,500	shares
Thomas V. Cordner	40,000	shares
Raymond A. Link	70,000	shares
J. David Pye	40,000	shares
Ronald R. Ruebusch(1)	40,000	shares
Azhar Waseem	50,000	shares
All current executive officers as a group (11 persons)	940,000	shares
All non-employee directors as a group (7 persons)	122,500	shares
All other employees (including all current officers who are not executive officers) as a group	4,667,074	shares

(1)    Mr. Ruebusch resigned in December 2003 and is no longer an executive officer of TriQuint.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPROVAL OF THE AMENDMENT TO OUR 1996 STOCK INCENTIVE PROGRAM TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR STOCK OPTIONS.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT AUDITORS

The audit committee of the board has appointed KPMG LLP as TriQuint’s independent auditors to audit its consolidated financial statements for the 2004 fiscal year. During the 2003 fiscal year, KPMG LLP served as TriQuint’s independent auditors. Although TriQuint is not required to seek stockholder approval of this appointment, the board believes it to be sound corporate governance to do so. If the appointment is not ratified, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of KPMG LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Before selecting KPMG LLP, the audit committee carefully considered KPMG LLP’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters to be considered under the rules of the SEC, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The audit committee expressed its satisfaction with KPMG LLP in all of these respects. The audit committee of our board of directors has determined that the provision of services by KPMG LLP other than for audit related services is compatible with maintaining the independence of KPMG LLP as our independent auditors.

The following table shows KPMG LLP’s billings to us for the audit and other services for 2003 and 2002.

	2003	2002
Audit Fees(1)	$498,000	$433,125
Audit-related fees(2)	13,500	11,500
Tax Fees(3)	7,350	188,015
All Other Fees(4)	—	—
	$518,850	$632,640

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to business acquisitions and other attestation services.

(3)	Tax fees consisted of fees for tax compliance and tax advice services.

(4)	We did not engage KPMG LLP to provide advice to us regarding financial information systems design and implementation during the fiscal year ended December 31, 2003, or December 31, 2002.

It is the policy of the audit committee to pre-approve any audit and non-audit services provided to TriQuint by KPMG LLP. All of the fees paid to KPMG LLP in 2003 were for services pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS TRIQUINT’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the audit committee of the board of directors shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The audit committee currently consists of three non-employee, independent directors: Willis C. Young, Paul Gary and Edward Tuck. The audit committee evaluates audit performance, manages relations with our independent auditors and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors has adopted a written charter for the audit committee which details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

On July 30, 2002, the Sarbanes-Oxley Act was signed into law. In September 2002, the committee met with representatives of management, legal counsel and our independent auditors to further understand the provisions of the Sarbanes-Oxley Act. During 2003, we reviewed processes that already are in place as well as those that will be implemented to comply with the requirements of the Sarbanes-Oxley Act as they become effective.

The audit committee members are not active professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This review included a discussion of the quality and the acceptability of the financial reporting and controls, including the clarity of disclosures in the financial statements.

The audit committee also reviewed with KPMG LLP, the company’s independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of our financial reporting and such other matters required to be discussed with the audit committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, as amended. The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1. The audit committee discussed with KPMG LLP their independence from management and TriQuint, including the matters in their written disclosures required by Independence Standards Board Statement No. 1.

The audit committee further discussed with our independent auditors the overall scope and plans for their audits. The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of the independent auditors’ evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Willis C. Young — Chairman
Dr. Paul Gary
Mr. Edward Tuck

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 24, 2004, by:

•	each stockholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the summary compensation table on page 24; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

Beneficial Owners(1)	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned (%)(2)
5% Stockholders:
Sawtek Inc. Employee Stock Ownership	6,748,075	0	6,748,075	5%
and 401(k) Plan(3) (the “ESOP”) c/o GreatBanc Trust Company 1301 W. 22nd Street Oak Brook, IL 60523
Directors and Named Executive Officers:
Francisco Alvarez	31,495	59,112	90,607	*
Dr. Paul A. Gary	10,000	128,192	138,192	*
Charles Scott Gibson(4)	1,000	58,752	59,752	*
Nicolas Kauser	4,000	148,752	152,752	*
Ralph G. Quinsey	30,000	276,667	306,667	*
Dr. Walden C. Rhines(5)	6,000	139,752	145,752	*
Steven J. Sharp(6)	206,505	1,119,666	1,326,171	*
Edward F. Tuck	38,000	130,752	168,752	*
Willis C. Young	9,109	48,265	57,374	*
Thomas V. Cordner	38,271	288,865	327,136	*
Raymond A. Link(7)	80,340	202,160	282,500	*
J. David Pye	51,268	244,189	295,457	*
Ronald R. Ruebusch(8)	N/A	N/A	N/A	*
Azhar Waseem(9)	65,510	323,447	388,957	*
All directors and executive officers as a group (19 persons)	772,773	3,808,845	4,581,618	3.4%

*	Less than 1%

(1)	The address of all directors and named executive officers is the address of our company: 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124.

(2)	Applicable percentage of ownership is based on 136,070,456 shares of common stock outstanding as of March 24, 2004, together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 24, 2004, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	GreatBanc Trust Company is the Trustee of the ESOP. The ESOP, through its Trustee, exercises sole dispositive and voting control over these shares, all of which are held by the ESOP as record owner. All of the shares are allocated to participants’ accounts. Each ESOP participant, with respect to certain matters, controls the voting of shares allocated to his or her account by instructing the Trustee how such shares shall be voted. The Trustee has discretion in voting of shares where the Trustee has not received voting directions from the plan participant. The ESOP actually represents just under 5% of the total shares outstanding, but the calculation rounds up to 5%. We are electing to disclose the ESOP shares for information purposes only.

(4)	Includes 1,000 shares held in trust by Mr. Gibson.

(5)	Includes 6,000 shares held by Dr. Rhines’ wife.

(6)	Includes 13,600 shares held by a charitable foundation by Mr. Sharp.

(7)	Includes 52,219 shares held in the ESOP for Mr. Link.

(8)	Mr. Ruebusch resigned in December 2003 and is no longer an executive officer of TriQuint.

(9)	Includes 65,283 shares held in the ESOP for Mr. Waseem.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received, or written representations from certain reporting persons, we believe that, except as described below, during the fiscal year ended December 31, 2003 all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements. Steven J. Sharp, Chairman, was late in reporting an option grant of 35,000 in July 2003. In addition, a charitable foundation controlled by Mr. Sharp did not timely disclose a gift of 6,000 shares in September 2000. The required filings have since been made.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary of Cash and Certain Other Compensation

The following table provides certain summary information for 2003, 2002, and 2001 concerning compensation awarded to, earned by or paid to our named executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Award
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Ralph G. Quinsey(4)	2003	$316,611	—	300,000	$14,628
President and	2002	148,590	—	500,000	93,464
Chief Executive Officer	2001	—	—	—	—
Steven J. Sharp(5)	2003	247,961	—	52,500	15,848
Chairman of the Board	2002	288,982	—	20,000	500
	2001	178,797	$143,433	20,000	500
Thomas V. Cordner	2003	209,748	—	40,000	500
Vice President, TriQuint Texas	2002	219,850	—	42,500	500
	2001	208,000	66,205	53,500	500
Raymond A. Link(6)	2003	217,197	—	70,000	67,856
Vice President, Finance and	2002	225,632	—	47,500	45,124
Administration, Chief Financial	2001	196,322	1,263	112,020	300,423
Officer and Secretary
J. David Pye	2003	245,194	—	40,000	500
Vice President, TriQuint Oregon	2002	249,309	—	37,500	500
	2001	230,850	76,713	53,500	500
Ronald R. Ruebusch(7)	2003	198,522	—	40,000	32,048
Vice President, TriQuint Oregon	2002	209,415	—	37,500	500
	2001	205,000	64,615	53,500	500
Azhar Waseem(8)	2003	187,639	750	50,000	61,015
Vice President, Sawtek, Inc.	2002	165,870	699	52,500	48,942
	2001	147,991	500	52,020	171,305

(1)	All executive officers listed above elected to take a voluntary reduction in base pay of approximately 10% for the second half of 2003. The base pay was reinstated to the previous levels on January 1, 2004.

(2)	Represents payments under the company-wide profit sharing program and payments under the Key Employee Incentive Plan.

(3)	Includes a $500 matching contribution to the company 401(k) plan.

(4)	Mr. Quinsey joined TriQuint in July 2002 as president and chief executive officer. Included in all other compensation for Mr. Quinsey is $14,128 and $67,964 for moving and relocation costs for 2003 and 2002 respectively. Mr. Quinsey received a $25,000 sign on bonus in 2002 which is included in other compensation.

(5)	Mr. Sharp was president and chief executive officer until July 2002. Effective October 1, 2003, Mr. Sharp’s annual salary as the chairman of the board is $60,000 per year. In 2003, Mr. Sharp received $15,348 from a cash out of his accrued paid time off bank.

(6)	Mr. Link joined TriQuint in July 2001 upon the merger with Sawtek Inc. Prior to July 2001, Mr. Link was chief financial officer at Sawtek Inc. Included in all other compensation for Mr. Link is a $63,299 contribution from the Sawtek Inc. Employee Stock Ownership and 401(k) Plan (“ESOP”) in 2003, a contribution of $40,196 from the ESOP in 2002, a contribution of $199,923 from the ESOP in 2001, a payment of $100,000 for moving and relocation in 2001, and a cash out of a portion of his paid time off bank of $4,057 in 2003 and $4,428 in 2002.

(7)	Mr. Ruebusch resigned in December 2003 and is no longer an executive officer in the Company. Included in all other compensation is $31,548 from a cash out of his accrued paid time off bank.

(8)	Mr. Waseem joined TriQuint in July 2001 upon the merger with Sawtek Inc. Mr. Waseem received a contribution of $60,515 from the ESOP in 2003, $48,942 in 2002 and $176,305 in 2001.

Stock Option Grants in 2003

The following table sets forth information concerning stock option grants under the 1996 Stock Incentive Program to each of the named executive officers during 2003.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)
					Potential Realized Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price Per Share	Expiration Date	5% ($)	10% ($)
Ralph G. Quinsey (4)	300,000	4.13%	$3.53	4/29/2013	$665,999	$1,687,773
Steven J. Sharp (5)	35,000	.48	3.53	4/29/2008	34,135	75,429
Steven J. Sharp (6)	17,500	.24	4.77	7/22/2013	52,497	133,038
Thomas V. Cordner (7)	40,000	.55	3.53	4/29/2013	88,800	225,306
Raymond A. Link (8)	70,000	.96	3.53	4/29/2013	155,400	393,814
J. David Pye (7)	40,000	.55	3.53	4/29/2013	88,800	225,036
Ronald R. Ruebusch (7)	40,000	.55	3.53	4/29/2013	88,800	225,036
Azhar Waseem (8)	50,000	.69	3.53	4/29/2013	111,000	281,296

(1)	Options granted under the 1996 Stock Incentive Program include both incentive stock options and nonqualified stock options. All option grants are subject to the discretion of the compensation committee of the board of directors.

(2)	These calculations are based on certain assumed annual rates of appreciation as required by SEC rules and regulations governing the disclosure of executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the five or ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the gains reflected in this table will be achieved.

(3)	In 2003, we granted options covering a total of 7,263,533 shares to our employees under all stock incentive programs.

(4)	Option begins to vest monthly on July 1, 2003 with 13.3% vested on June 1, 2004, 30% vested on June 1, 2005, 46.7% vested on June 1, 2006, and 100% vested on June 1, 2007.

(5)	Option vests 25% on November 21, 2003, and 25% each quarter thereafter for full vesting by May 21, 2005.

(6)	Options vest in 12 equal monthly installments from August 22, 2003, to July 22, 2004.

(7)	Options begin to vest monthly on July 1, 2003, with 10% vested on June 1, 2004, an additional 15% on June 1, 2005, and the balance on June 1, 2006. Mr. Ruebusch resigned in December 2003 and his unvested options were forfeited.

(8)	Options begin to vest monthly on July 1, 2004, with 25% vested on June 1, 2005, and an additional 75% vested on June 1, 2006.

Stock Option Exercises and Holdings

The following table provides information relating to option exercises by the executive officers identified in the Summary Compensation Table during 2003. In addition, it indicates the number and value of vested and unvested options held by these executive officers as of December 31, 2003.

The “Value Realized” on option exercises is equal to the difference between the fair market value of our common stock on the date of exercise less the exercise price. The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is based on $7.07 per share, the closing sales price of our common stock in trading on the Nasdaq National Market on December 31, 2003, less the exercise price, multiplied by the aggregate number of shares subject to outstanding options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph G. Quinsey	—	—	210,000	590,000	$70,800	$991,200
Steven J. Sharp	—	—	1,053,624	96,458	2,857,174	116,403
Thomas V. Cordner	—	—	252,754	120,166	398,894	149,041
Raymond A. Link	30,274	$197,148	214,024	176,592	81,264	264,029
J. David Pye	32,000	151,756	208,772	116,000	404,683	147,332
Ronald R. Ruebusch	72,129	286,992	103,875	—	—	—
Azhar Waseem	—	—	302,317	112,259	8,457	190,068

Equity Compensation Plan Information

The following table provides information as of December 31, 2003, about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our board of directors under all existing equity compensation plans including the 1987 Stock Incentive Program, the 1996 Stock Incentive Program, the 1998 Nonstatutory Stock Option Plan, the 1998 Employee Stock Purchase Plan, the Sawtek Inc. Second Stock Option Plan and the Sawtek Inc. Stock Option Plan for Acquired Companies:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by securityholders	21,402,450	(1)	$12.59 (3)	7,806,296
Equity compensation plans not approved by securityholders	2,849,874	(2)	9.33	290,088
Total	24,252,324		(3)	8,096,384

(1)	Of these shares of common stock, 308,430 shares were subject to outstanding options under the 1987 Stock Incentive Program, 7,806,296 shares were subject to outstanding options under the 1996 Stock Incentive Program, 1,629,186 shares were subject to outstanding options under the Sawtek Inc. Second Stock Option Plan and 29,629 shares were subject to outstanding options under the Sawtek Inc. Stock Option Plan for Acquired Companies. In addition, there are 687,417 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides for an automatic increase up to 2,400,000 shares in May of each year.

(2)	Of the 1,534,133 shares of common stock available for future issuance under the 1998 Nonstatutory Stock Option Plan as of December 31, 2002, we granted 1,533,959 options to purchase our common stock to new employees from the acquisition of the Agere optoelectronics business.

(3)	The weighted average exercise price excludes the shares in the 1998 Employee Stock Purchase Plan. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1998 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the 1998 Employee Stock Purchase Plan. The 1998 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

1998 Nonstatutory Stock Option Plan

In January 1998, the board of directors approved the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”). The 1998 Plan was subsequently amended and restated in July 2003. The 1998 Plan has not been submitted to our stockholders for approval.

The material terms of the 1998 Plan are summarized as follows:

Purpose

The purposes of the 1998 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

Eligibility to Participate in the 1998 Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors.

Number of Shares Covered by the 1998 Plan

The board of directors initially reserved 500,000 shares of our common stock for issuance under the 1998 Plan. Our shares of common stock have split three times (3 for 2 stock split in July 1999, 2 for 1 in February 2000 and 2 for 1 in July 2000), thus producing an equivalent effect of a 6 for 1 stock split. Due to these stock splits, the shares of our common stock reserved for issuance under the 1998 Plan increased from 500,000 to 3,000,000 shares. In December 2002, the board of directors amended the 1998 Plan to increase the aggregate number of shares of common stock authorized for issuance by 1,000,000 due to the grant of stock options to our new employees from businesses that we acquired in 2002 and early 2003. As of March 24, 2004, options to acquire 1,043,706 shares were exercised, options to acquire 2,438,901 shares were outstanding and options to acquire 517,393 shares remain to be granted under the 1998 Plan, out of the 4,000,000 shares reserved for issuance.

Awards Permitted under the 1998 Plan

The 1998 Plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option shall be stated in the stock option agreement. All of the options that are currently outstanding under the 1998 Plan vest and become exercisable over a four-year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, cashless exercise, other shares of our common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 1998 Plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 1998 Plan must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 1998 Plan provides that the board of directors may amend or terminate the 1998 Plan without stockholder approval, but no amendment or termination of the 1998 Plan or any award agreement may adversely affect any award previously granted under the 1998 Plan without the written consent of the optionee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-OF-CONTROL ARRANGEMENTS

Employment Contracts and Termination of Employment Arrangements

In September 1991, under the terms of his acceptance of employment, Steven J. Sharp, our chairman of the board of directors, entered into a letter agreement with us. Effective September 27, 2003, the board approved changes to Mr. Sharp’s employment letter agreement that (i) set his base salary at $60,000 per year (which will be initially reduced to $54,000 per year to correspond to the other executive officers salary reductions during 2003) and (ii) provided for the grant of an option to purchase 35,000 shares to Mr. Sharp, if elected at the 2004 annual meeting, effective on the date of the annual meeting. In the event that we desire to terminate Mr. Sharp’s employment, we must provide Mr. Sharp with one year’s advance notice or, in lieu of such notice, a payment equal to one year’s salary.

In June 2002, under the terms of his acceptance of employment, Ralph G. Quinsey, our president and chief executive officer, entered into a letter agreement with us pursuant to which he was to receive an annual base salary of $330,200, subject to annual review, an annual target bonus of 50% of his base salary subject to compliance with performance against a corporate wide bonus plan and a stock option grant for 500,000 shares of our common stock (vesting 28% on first anniversary of option grant, then 2% monthly thereafter until fully vested), a moving and relocation allowance consistent with our corporate polices, with a tax equalization adjustment, and a signing bonus of $25,000. In the event that we desire to terminate Mr. Quinsey’s employment without cause, we must provide Mr. Quinsey a lump sum payment equal to one year’s compensation at Mr. Quinsey’s then-current base salary and health and life benefits at company expense for 12 months. The agreement also provides for a change of control benefit of full vesting of 12 months’ worth of unvested options in the event Mr. Quinsey is terminated without cause or resigns for good reason within 12 months of a change of control.

In November 2002, and modified in February 2004, we entered into a letter agreement with Raymond A. Link, our vice president of finance and administration, chief financial officer and secretary. Pursuant to the agreement, Mr. Link receives an annual base salary of $225,750, subject to annual review, an annual bonus consistent with our bonus programs and an annual option grant in accordance with our current guidelines. The agreement also provides for a change of control benefit of one year’s base pay as a lump sum and full vesting of the 60,000 options granted to Mr. Link in July 2001 in the event of (i) a change of control or (ii) a merger of our company resulting in an ownership change of less than 50% and greater than 30% in which Mr. Link is not retained as the Chief Financial Officer of the surviving entity for a period of not less than one year. In the event that we desire to terminate Mr. Link’s employment without cause, we must provide Mr. Link a lump sum payment equal to 12 month’s compensation at Mr. Link’s then-current base salary and health and life benefits at the company’s expense for 12 months. In the event of a resignation with cause, we must provide Mr. Link a lump sum payment equal to 12 month’s compensation at Mr. Link’s then-current base salary and health and life benefits at the company’s expense for 12 months.

Change-of-Control Arrangements

In January 1995, the board approved an amendment to each stock option held by our then-current executive officers, and to each stock option granted to our future executive officers, as determined from time to time by the board of directors or a committee thereof, to provide that, in the event we experience a change of control, certain outstanding stock options held by each executive officer at the time of any such change of control, regardless of whether such stock options are then exercisable in accordance with their terms, shall become vested and exercisable as follows:

1.	The chief executive officer shall become immediately vested for those shares that would have otherwise become vested over the last twelve months of the options’ vesting schedules.

2.	The chief financial officer shall become immediately vested for those shares that would otherwise have become vested over the last eight months of the options’ vesting schedules.

3.	All other executive officers shall become immediately vested for those shares that would have otherwise become vested over the last four months of the options’ vesting schedules.

This arrangement is applicable to all stock options held by our current executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2003, we believe that, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the compensation agreements described in “Executive Compensation and Other Matters.” We intend that any such future transactions will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties. Steven P. Miller, a former director, was the Chairman of the Board of Directors of Xytrans, Inc. In 2003, we sold products to Xytrans totaling approximately $17,600. Mr. Miller resigned from our board of directors in December 2003 and is no longer on the board of directors of Xytrans. We believe that our transactions with Xytrans were on terms no more favorable than those with unrelated parties. Edward F. Tuck, one of our directors, was the Chairman of the Board of Directors and Chief Executive Officer of Wavestream Corporation. In 2003, we made an equity investment in Wavestream in the amount of approximately $226,600 and we have a total investment of approximately $384,130. Mr. Tuck is no longer on the board of directors of Wavestream, nor is he an officer or an employee of Wavestream. We believe that our transactions with Wavestream were on terms no more favorable than those with unrelated parties. In addition, we provided Mr. Ralph G. Quinsey with a relocation and moving package of approximately $14,124 in 2003, and provided Mr. Raymond A. Link with an apartment with rent of approximately $4,260 in 2003. Mr. Link no longer leases the apartment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors and executive officers. Our compensation committee consists of Messrs. Gibson, Gary, Kauser and Rhines. Mr. Quinsey, our chief executive officer, participates in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this board compensation committee report on executive compensation shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The compensation committee reviews and approves TriQuint’s executive compensation policies. The compensation committee operates under a written charter adopted by the board of directors in September 2002 and amended in February 2004. The following is the report of the compensation committee describing compensation policies and the rationale applicable to the compensation paid to TriQuint’s executive officers for fiscal 2003.

Compensation Philosophy and Policies for Executive Officers

TriQuint’s executive compensation program is designed to align the interests of executives with the interest of the stockholders by creating a performance-oriented environment that rewards performance related to the goals of TriQuint. TriQuint’s executive compensation program is also designed to attract and retain qualified executives in the highly competitive high technology marketplace in which TriQuint competes. In this regard, the levels of executive compensation established by the compensation committee are designed to be consistent with those available to other executives in the industry. TriQuint’s executive compensation program consists primarily of the following integrated components:

1.	Base Salary—which is designed to compensate executives competitively within the industry and the marketplace;

2.	Quarterly Profit Sharing—which provides a direct link between executive compensation and the quarterly performance of TriQuint;

3.	Key Employee Incentive Plan—which provides a direct link between executive compensation and the quarterly and annual performance of TriQuint; and

4.	Long Term Incentives—which consist of stock options that link management decision making with TriQuint’s long-term performance and stockholder interests.

The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to TriQuint’s executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. In general, it is the compensation committee’s policy to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws.

Base Salaries

Base salary levels for the chief executive officer and other executive officers of TriQuint are reviewed annually by the compensation committee. The compensation committee’s current policy is to maintain base salary levels in the second quartile for the industry when compared with those of executives holding similar positions with other companies in the high technology and semiconductor industries that are similar in size to TriQuint. Certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by TriQuint in determining salary levels for the chief executive officer and other executive officers of TriQuint. The compensation committee and full board of directors set the base salary for Mr. Quinsey on his date of hire in July 2002 at $330,200 per year subject to annual review. Mr. Quinsey took a voluntary 10% reduction in his base salary during the second half of 2003. The compensation committee will review Mr. Quinsey’s compensation in the second quarter of 2004.

Quarterly Profit Sharing

All U.S. based employees and employees in certain foreign subsidiaries participate in TriQuint’s profit sharing program. Profit sharing is paid quarterly and equals a percentage of the employees’ quarterly earnings. The profit sharing pool is equal to 10% of adjusted operating income. For all employees employed in the United States, one half of the profit sharing amount is paid quarterly in cash, with the other half paid as an employer contribution to each eligible employee’s 401(k) account. Only employees who are employed at the end of the quarter receive profit sharing amounts. There were no profit sharing payments to any employee or officer from this program in 2002 or 2003 and substantially all of the payments listed in the summary compensation table for 2001 were amounts earned based on the financial results for 2000, but the actual payment was made in 2001. A small profit sharing, less than $1,000 per each executive officer, was earned in the fourth quarter of 2003 and paid in the first quarter of 2004.

Officer and Key Employee Incentive Plan

In February 2004, the compensation committee of the board of directors approved the officer and key employee incentive plan for 2004. Participants must be employed full-time by TriQuint during the year to be eligible for a bonus. The bonus is based on actual versus budget operating income adjusted for certain one-time gains and charges. The bonuses vary with the level of achievement of budgeted operating income. There were no payments in 2001, 2002 or 2003 to any officer or employee pursuant to this bonus program.

Long-Term Incentives

TriQuint provides its executives, including the chief executive officer, long-term incentives through the grant of stock options under its 1996 Stock Incentive Program. The purpose of the 1996 Stock Incentive Program is to create a direct link between compensation and the long-term performance of TriQuint. Stock options under this program are generally granted at an exercise price equaling 100% of fair market value, have a ten-year term and generally vest in installments over four years. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of TriQuint’s common stock, this portion of the executives’ compensation is directly aligned with an increase in stockholder value. Stock options are granted to executive officers in conjunction with each executive officer’s acceptance of employment with TriQuint, upon promotion to executive officer, and annually based on several factors. When determining the number of stock options to be awarded to an executive officer, the compensation committee considers (i) the executive’s current contribution to TriQuint’s performance, (ii) the executive’s anticipated contribution in meeting TriQuint’s long-term strategic performance goals and (iii) comparisons to an internally generated informal survey of executive stock option grants made by other high technology and semiconductor companies at a similar stage of development as TriQuint. Individual considerations, such as the executive’s current and anticipated contributions to TriQuint’s performance, may be more subjective and less measurable by financial results at the corporate level. In this respect, the compensation committee exercises significant judgment in measuring the contribution or anticipated contribution to TriQuint’s performance. The compensation committee also periodically reviews the stock options granted to insure equitable distribution of such options among the officers.

Other

TriQuint’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TriQuint’s employee stock purchase plan.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Charles Scott Gibson — Chairman
Dr. Paul Gary
Mr. Nicolas Kauser
Dr. Walden C. Rhines

STOCK PRICE PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of our common stock shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our common stock with the cumulative return of the Nasdaq U.S. Index and the SIC Code 3674—Semiconductors and Related Devices Index for the period commencing December 31, 1998, and ending on December 31, 2003.

No cash dividends have been declared or paid on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The peer group index used, SIC Code 3674—Semiconductors and Related Devices, utilizes the same methods of presentation and assumptions for the total return calculation as our company and the Nasdaq U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS OF
TRIQUINT SEMICONDUCTOR, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRIQUINT.  IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.	FOR	AGAINST	ABSTAIN
PROPOSAL 1: ELECTION OF DIRECTORS.		Nominees:	PROPOSAL 2:	To approve an amendment to the TriQuint Semiconductor, Inc. 1996 Stock Incentive Program to increase the aggregate number of shares of common stock that may be issued thereunder by 5,000,000 shares.	☐	☐	☐
01 Francisco Alvarez 02 Dr. Paul A. Gary 03 Charles Scott Gibson 04 Nicolas Kauser 05 Ralph G. Quinsey 06 Dr. Walden C. Rhines 07 Steven J. Sharp 08 Edward F. Tuck 09 Willis C. Young
FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐				FOR	AGAINST	ABSTAIN
			THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.		☐	☐	☐
			PROPOSAL 3:	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent auditors for the fiscal year ending December 31, 2004.

PROPOSAL 4:

Upon such other matters as may properly come before or incident to the conduct of the Annual Meeting, the proxy holders shall vote in such manner as they determine to be in the best interests of TriQuint. TriQuint is not presently aware of any such matters to be presented for action at the meeting.

(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.)

	I (We) plan to attend the meeting	☐

Stockholder Name	Signature	Date

Please sign above exactly as your name appears on this Proxy Card.  If shares are registered in more than one name, the signatures of all such persons are required.  A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title.  Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such.  If a partnership, please sign in the partnership name by authorized person(s).  If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/tqnt	OR	Telephone 1-800-435-6710	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

TRIQUINT SEMICONDUCTOR, INC.

Proxy for Annual Meeting of Stockholders to be Held on May 14, 2004

                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2004, and hereby names, constitutes and appoints Ralph G. Quinsey and Raymond A. Link, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Stockholders of TriQuint Semiconductor, Inc. (“TriQuint”) to be held at 8:00 a.m. on Friday, May 14, 2004, and at any adjournment or postponement thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 24, 2004, with all the powers that the undersigned would possess if personally present.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your TriQuint Semiconductor, Inc. account online.

Access your TriQuint Semiconductor, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for TriQuint Semiconductor, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time